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                                                                  Exhibit 4.1

                              AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                     AMERICAN FINANCIAL GROUP HOLDINGS, INC.
                     ---------------------------------------


         FIRST. The name of the corporation is AMERICAN FINANCIAL GROUP HOLDINGS, INC. (the "Corporation").

         SECOND. The place in the State of Ohio where the Corporation's principal office is to be located is the City of Cincinnati in Hamilton County, Ohio.

         THIRD. The purpose for which the Corporation is organized shall be to engage in any lawful act or activity for which corporations may be formed under the Ohio General Corporation Law, Ohio Revised Code Sections 1701.01 ET SEQ..

         FOURTH. The aggregate number of shares of stock which the Corporation shall have authority to issue is Two Hundred Twenty Five Million (225,000,000) shares, which shall be divided into two classes, consisting of:

         (a) Twenty Five Million (25,000,000) shares of preferred stock ("Preferred Stock") without par value; and,

         (b) Two Hundred Million (200,000,000) shares of common stock ("Common Stock") without par value.

                            PART ONE: PREFERRED STOCK

         (a) Except as otherwise provided by this Article FOURTH or by the amendment or amendments adopted by the Board of Directors providing for the issue of any series of Preferred Stock, the Preferred Stock may be issued at any time or from time to time in any amount, not exceeding in the aggregate, including all shares of any and all series thereof theretofore issued, the Twenty Five Million (25,000,000) shares of Preferred Stock hereinabove authorized, as Preferred Stock of one or more series, as hereinafter provided, and for such lawful consideration as shall be fixed from time to time by the Board of Directors.

                  Twelve Million Five Hundred Thousand (12,500,000) shares of Preferred Stock shall have voting rights as provided in clause (b) of this Part One of Article FOURTH (collectively, "Voting Preferred Stock").

                  Twelve Million Five Hundred Thousand (12,500,000) shares of Preferred Stock shall have no voting power whatsoever, except as may be otherwise provided by law or except as may arise upon a default, failure or other contingency (collectively, "Non-Voting Preferred Stock").

                  All shares of any one series of Preferred Stock shall be alike in every particular, each series thereof shall be distinctively designated by letter or descriptive words, and all series of


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Preferred Stock shall rank equally and be identical in all respects except as provided above with respect to Voting Preferred Stock and Non-Voting Preferred Stock or as permitted by the provisions of Clause (b) of this Part One of Article FOURTH.

         (b) Authority is hereby expressly granted to the Board of Directors from time to time to adopt amendments to these Articles of Incorporation providing for the issue in one or more series of any unissued or treasury shares of Preferred Stock, and providing, to the fullest extent now or hereafter permitted by the laws of the State of Ohio and notwithstanding the provisions of any other Article of these Articles of Incorporation of the Corporation, in respect of the matters set forth in the following subdivisions (i) to (x), inclusive, as well as any other rights or matters pertaining to such series:

                  (i) The designation and number of shares of such series;

                  (ii) With respect to the Voting Preferred Stock only, voting rights (to the fullest extent now or hereafter permitted by the laws of the State of Ohio);

                  (iii) With respect to the Non-Voting Preferred Stock only, voting rights upon a default, failure or other contingency;

                  (iv) The dividend rate or rates of such series (which may be a variable rate or adjustable rate and which may be cumulative);

                  (v) The dividend payment date or dates of such series;

                  (vi) The price or prices at which shares of such series may be redeemed;

                  (vii) The amount of the sinking fund, if any, to be applied to the purchase or redemption of shares of such series and the manner of its application;

                  (viii) The liquidation price or prices of such series;

                  (ix) Whether or not the shares of such series shall be made convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same class of stock of the Corporation or any other property, and if made so convertible or exchangeable, the conversion price or prices, or the rates of exchange at which such conversion or exchange may be made and the adjustments thereto, if any; and,

                  (x) Whether or not the issue of any additional shares of such series or any future series in addition to such series shall be subject to any restrictions and, if so, the nature of such restrictions.

Any of the voting rights (with respect to the Voting Preferred Stock only), voting rights upon a default, failure or other contingency (with respect to the Non-Voting Preferred Stock only), dividend


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rate or rates, dividend payment date or dates, redemption rights and price or prices, sinking fund requirements, liquidation price or prices, conversion or exchange rights and restrictions on issuance of shares of any such series of Preferred Stock may, to the fullest extent now or hereafter permitted by the laws of the State of Ohio, be made dependent upon facts ascertainable outside these Articles of Incorporation or outside the amendment or amendments providing for the issue of such Preferred Stock adopted by the Board of Directors pursuant to authority expressly vested in it by this Article FOURTH. Any of the terms of any series may be established as senior to or having preference over the terms of any other series, whether or not outstanding at the time of adoption of the amendment creating such series of Preferred Stock by the Board of Directors. If the then-applicable laws of the State of Ohio do not permit the Board of Directors to fix, by the amendment creating a series of Voting Preferred Stock, the voting rights of shares of such series, each holder of a share of such series of Voting Preferred Stock shall, except as may be otherwise provided by law, be entitled to one (1) vote for each share of Voting Preferred Stock of such series held by such holder.

         FIFTH. AMENDMENT TO ARTICLES OF INCORPORATION. The Corporation shall have the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation or any provision that may be added or inserted in these Articles of Incorporation, provided that:

         (a) Such amendment, alteration, change, repeal, addition or insertion is consistent with law and is accomplished in the manner now or hereafter prescribed by statute or these Articles of Incorporation;

         (b) Any provision of these Articles of Incorporation which requires, or the change of which requires, the vote or consent of all or a specific number or percentage of the holders of shares of any class or series shall not be amended, altered, changed or repealed by any lesser amount, number or percentage of votes or consents of such class or series; and,

         (c) No amendment to these Articles of Incorporation pursuant to Ohio Revised Code Section 1701.69(B)(10) or any successor provision may be adopted without the affirmative vote or consent of the holders of an aggregate of two-thirds of the total voting power of the Corporation.

Any rights at any time conferred upon the shareholders of the Corporation are granted subject to the provisions of this Article.

         SIXTH. No holder of any shares of this Corporation shall have any preemptive rights to subscribe for or to purchase any shares of this Corporation of any class, whether such shares or such class be now or hereafter authorized, or to purchase or subscribe for any security convertible into, or exchangeable for, shares of any class or to which shall be attached or appertained any warrants or rights entitling the holder thereof to purchase or subscribe for shares of any class.

         SEVENTH. This Corporation, through its Board of Directors, shall have the right and power to purchase any of its outstanding shares at such price and upon such terms as may be agreed upon between the Corporation and any selling shareholder.



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         EIGHTH. Subject to the provisions of Article FIFTH hereof, the affirmative vote of shareholders entitled to exercise a majority of the voting power of this Corporation shall be required to amend these Articles of Incorporation, approve mergers and to take any other action which by law must be approved by a specified percentage of the voting power of the Corporation or of all outstanding shares entitled to vote.

         NINTH. The provisions of Ohio Revised Code Chapter 1704 or any successor provisions relating to transactions involving interested shareholders shall not be applicable to the Corporation.

         TENTH. The provisions of Ohio Revised Code Section 1701.831 or any successor provisions relating to control share acquisitions shall not be applicable to the Corporation.

         ELEVENTH. These Amended and Restated Articles of Incorporation take the place of and supersede the existing Articles of Incorporation of the Corporation as heretofore amended and/or restated.





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                            CERTIFICATE OF AMENDMENT
                BY SHAREHOLDERS OF ARTICLES OF INCORPORATION OF
                    AMERICAN FINANCIAL GROUP HOLDINGS, INC.

     James E. Evans, who is Senior Vice President, and James C. Kennedy, who is Secretary, of the above named Ohio corporation for profit do hereby certify that in a writing signed by all of the shareholders entitled to notice of a meeting held for that purpose, the following resolution to amend the articles was adopted:

         "RESOLVED, that Article FIRST of the Corporation's Articles of Incorporation be, and it hereby is, amended in its entirety to read as follows:

                "FIRST. The name of the corporation is AMERICAN FINANCIAL GROUP, INC. (the "Corporation")"

     IN WITNESS WHEREOF, the above named officers, acting for and on behalf of the corporation, have hereunto subscribed their names this 2nd day of December, 1997.

                                         AMERICAN FINANCIAL GROUP
                                         HOLDINGS, INC.

                                         BY: /s/ JAMES E. EVANS
                                         -------------------------------------
                                         James E. Evans, Senior Vice President



                                         By: /s/ James C. Kennedy
                                         -------------------------------------
                                         James C. Kennedy, Secretary